EXHIBIT 10.59

DIRECTOR NON-STATUTORY STOCK OPTION AWARD TERMS AND CONDITIONS

Awarded pursuant to and subject to the provisions of the Keryx Biopharmaceuticals, Inc. Third Amended and Restated Directors Equity Compensation Plan (the “Directors Compensation Plan”), which is operated as a sub-plan of the Keryx Biopharmaceuticals, Inc. 2013 Incentive Plan (the “Incentive Plan” and, together with the Directors Compensation Plan, the “Plans”)

1.Vesting of Options. The Options shall vest (become exercisable) in accordance with the schedule provided along with Optionee’s Award. Notwithstanding the foregoing vesting schedule, upon a Change in Control, the Options shall become fully vested and exercisable.

2.Term of Options and Limitations on Right to Exercise. The term of the Options will be for a period of ten years, expiring at 5:00 p.m., Eastern Time, on the tenth anniversary of the Grant Date (the “Expiration Date”). To the extent not previously exercised, the Options will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

(a)Twelve months after the termination of Optionee’s Continuous Service for any reason other than for Cause; or

(b)Immediately upon termination of Optionee’s Continuous Status for Cause.

If Optionee or his or her beneficiary exercises the Options after termination of service, the Options may be exercised only with respect to the Shares that were otherwise vested on Optionee’s termination of service.

3.Exercise of Options. The Options shall be exercised by (a) written notice directed to the Secretary of the Company or his or her designee at the address and in the form specified by the Secretary from time to time and (b) payment to the Company in full for the Shares subject to such exercise (unless the exercise is a broker-assisted cashless exercise, as described below). If the person exercising the Options is not Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Options. Payment for such Shares shall be (a) in cash, (b) by delivery (actual or by attestation) of Shares previously acquired by the purchaser, (c) at the election of the Company, by withholding of Shares from the Options, or (d) any combination thereof, for the number of Shares specified in such written notice. The surrendered or withheld Shares for this purpose shall be valued at the Fair Market Value on the exercise date. To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and any limitations as may be applied from time to time by the Committee (which need not be uniform), the Options may be exercised through a broker in a so-called “cashless exercise” whereby the broker sells the Option Shares on behalf of Optionee and delivers cash sales proceeds to the Company in payment of the exercise price. In such case, the date of exercise shall be deemed to be the date on which notice of exercise is received by the Company, legal title to the Option Shares shall be deemed to have passed to Optionee on the exercise date, and the exercise price shall be delivered to the Company by the settlement date.

4.Beneficiary Designation. Optionee may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of Optionee hereunder and to receive any distribution with respect to the Options upon Optionee’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights hereunder is subject to all terms and conditions of this Award Certificate and the Plans, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives Optionee, the Options may be exercised by the legal representative of Optionee’s estate, and payment shall be made to Optionee’s estate.  Subject to the foregoing, a beneficiary designation may be changed or revoked by Optionee at any time provided the change or revocation is filed with the Company.

5.Limitation of Rights. The Options do not confer to Optionee or Optionee’s beneficiary designated pursuant to Paragraph 4 any rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with the exercise of the Options. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Optionee’s service at any time, nor confer upon Optionee any right to continue in the service of the Company or any Affiliate.

6.Stock Reserve. The Company shall at all times during the term of this Award Certificate reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Award Certificate.

7.Restrictions on Transfer and Pledge. No right or interest of Optionee in the Options may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Optionee to any other party other than the Company or an Affiliate. The Options are not assignable or transferable by Optionee other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers (other than transfers for value). The Options may be exercised during the lifetime of Optionee only by Optionee or any permitted transferee.

8.Restrictions on Issuance of Shares. If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the Shares covered by the Options upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Options, the Options may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

9.Plans Control. The terms contained in the Plans are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plans. In the event of any actual or alleged conflict between the provisions of the Plans and the provisions of this Award Certificate, the provisions of the Plans shall be controlling and determinative. In the event of any actual or alleged conflict between the provisions of the two Plans, the provisions of the Incentive Plan shall be controlling and determinative.

10.Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plans.

11.Severability. If any one or more of the provisions contained in this Award Certificate is invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

12.Notice. Notices and communications under this Award Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Keryx Biopharmaceuticals, Inc., 750 Lexington Avenue, New York, NY 10022, Attn: Secretary, or any other address designated by the Company in a written notice to Optionee. Notices to Optionee will be directed to the address of Optionee then currently on file with the Company, or at any other address given by Optionee in a written notice to the Company.